Exhibit 99.1

HANMI FINANCIAL CORPORATION REPORTS
RECORD QUARTERLY RESULTS

LOS ANGELES – October 21, 2004 – Hanmi Financial Corporation (NASDAQ:HAFC), the holding company for Hanmi Bank, reported that for the three months ended September 30, 2004, it earned record net income of $11.07 million, an increase of 124 percent over net income of $4.95 million in the comparable period a year ago. Earnings per share were $0.44 (diluted), compared to $0.34 (diluted) in the third quarter of 2003.

For the nine months ended September 30, 2004, net income was $25.0 million, an increase of 77 percent over net income of $14.1 million in the same period of 2003. Earnings per share were $1.23 per share (diluted), compared to $0.99 (diluted) in the same period of 2003.

“We are extremely pleased with the organic growth of our core business, and we are likewise pleased with the pace of the integration of Pacific Union Bank, which is expected to be essentially completed by year-end,” said J.W. Yoo, president and chief executive officer. “It is noteworthy that for the first time in Hanmi’s history we were able to achieve over $10 million in quarterly net income, despite the time and expense involved in the assimilation of Pacific Union Bank. Already we have reason to believe that the acquisition — which is expected to be accretive to earnings in the fourth quarter — will prove to be a watershed event in Hanmi’s transition from a community bank to a regional financial institution.”

THIRD-QUARTER HIGHLIGHTS

•	Third-quarter 2004 pre-tax income increased 142 percent to $18.2 million, compared to $7.5 million during the same quarter a year ago.

•	Third-quarter net interest income after provision for loan losses increased 135 percent to $30.0 million from $12.7 million in 2003.

•	Return on average assets for the third quarter was 1.42 percent, compared to 1.13 percent for the second quarter of 2004 and 1.19 percent for the same period a year ago.

•	Return on average equity was 11.68 percent, and return on tangible equity was 28.17 percent, compared to 9.97 percent and 19.72 percent, respectively, for the second quarter of 2004.

•	Net interest margin increased to 4.42 percent from 4.10 percent for the second quarter of 2004 and 3.69 percent for the same quarter last year.

•	Total assets increased to $3.1 billion at September 30, 2004 from $1.79 billion at December 31, 2003 and $1.73 billion at September 30, 2003.

•	The loan portfolio grew by $52.4 million, or 2.4 percent, during the third quarter to $2.25 billion from $2.20 billion at June 30, 2004.

•	Deposits grew by $59.4 million, or 2.5 percent, during the third quarter to $2.40 billion from $2.35 billion at June 30, 2004.

•	The efficiency ratio improved to 51.16 percent from 57.38 percent in the second quarter of 2004 and 51.21 percent in the same period a year ago.

•	During the third quarter, the Company successfully completed the post-merger conversion of its core data processing systems.

•	The Company closed four of its branches as a result of the acquisition of Pacific Union Bank in October.

Net Interest Income before Provision for Loan Losses

Net interest income before provision for loan losses was $30.0 million, an increase of $15.5 million, or 108 percent, compared to the same period of the prior year. This is an increase of $5.8 million, or 24 percent, compared to the second quarter of 2004. The increase was primarily due to an increase in interest-earning assets and three 25-basis point increases in Hanmi Bank’s prime rate during the third quarter. Hanmi’s lending units continued their growth and increased their net loans outstanding by $52.4 million, or 2 percent, during the quarter.

Average interest-earning assets increased by $350.8 million, or 15 percent, over the second quarter of 2004 and provided an additional $7.6 million of interest income. Net interest margin was 4.42 percent for the third quarter of 2004, compared to 4.10 percent for the second quarter of 2004 and 3.69 percent for the same period a year ago.

Provision for Loan Losses

The provision for loan losses represents the charge against current earnings that is determined by management, through a disciplined credit review process, to be the amount needed to maintain an allowance that is sufficient to absorb loan losses inherent in the Company’s loan portfolio. The Company did not accrue a loan loss provision during the third quarter of 2004 because of the quality of its loan portfolio. The provision for loan losses for the nine months ended September 30, 2004 was $1.8 million, a decrease of $2.6 million, or 60 percent, compared to the same period a year ago. As discussed below, non-performing loans decreased to 0.3 percent of the loan portfolio and 28.3 percent of the allowance for loan losses at September 30, 2004.

Non-Interest Income

Non-interest income was $7.2 million in the third quarter of 2004, an increase of $2.7 million, or 62 percent, compared to $4.4 million recognized in the third quarter of 2003. The increase was mainly due to an increase of $1.5 million, or 57 percent, in service charges and fee income, and an increase of $542,000, or 76 percent, in trade finance fees. Remittance fee income almost doubled to $456,000 during the third quarter, compared to the same period a year ago. This increase was substantially attributable to the merger with PUB.

Non-Interest Expenses

Non-interest expenses increased from $9.7 million to $19.0 million, an increase of $9.3 million, or 97 percent, over the third quarter of 2003. Salaries and employee benefits increased 81 percent to $9.5 million and premises and fixed assets expenses increased 66 percent to $2.3 million, mainly due to the effect of the merger. Data processing expenses and professional fees include $247,000 of integration costs paid to outside consultants. The company accrued $2.1 million of restructuring expenses during the post-merger integration period, $325,000 of which was accrued during the third quarter. The efficiency ratio improved to 51.16 percent from 57.38 percent in the second quarter of 2004 and 51.21 percent in the same period a year ago.

Income Taxes

The provision for income taxes for the third quarter was $7.1 million at a 39 percent effective tax rate in 2004 and $2.6 million at a 34 percent effective tax rate in 2003. The effective rate for the year ended December 31, 2003 was 39 percent. In the fourth quarter of 2003, tax benefits recognized in the first three quarters of 2003 arising from certain transactions involving a real estate investment trust were reversed, as the realization of such benefits became uncertain.

Financial Position

Total assets of $3.09 billion at September 30, 2004 were comparable to the June 30, 2004 balance and an increase of $1.30 billion over the pre-merger December 31, 2003 balance of $1.79 billion.

At September 30, 2004, net loans totaled $2.25 billion, an increase of $52.4 million, or 2.4 percent, from $2.20 billion at June 30, 2004. The majority of the growth was in commercial loans, which grew $105.1 million, or 9.3 percent, to $1.22 billion at September 30, 2004, compared to $1.12 billion at June 30, 2004. Real estate loans decreased $54.1 million to $968.5 million at September 30, 2004 from $1.02 billion at June 30, 2004, mainly due to the payoff of large commercial property loans.

Total deposits increased $59.4 million, or 2.5 percent, to $2.40 billion at September 30, 2004 from $2.35 billion at June 30, 2004. This increase was mostly due to an increase in money market checking accounts of $77.7 million, up 15.3 percent to $583.6 million, and an increase in time deposit of $20.9 million, up 2.3 percent to $946.7 million. The number of non-interest-bearing deposit accounts increased slightly during the third quarter of 2004, while the balance of non-interest-bearing deposits decreased by $41.2 million, or 5.4 percent, to $722 million, as customers shifted balances into interest-bearing accounts in response to recent increases in interest rates. Core deposits grew $38.6 million, or 2.7 percent, to $1.46 billion from $1.42 billion during the third quarter of 2004.

Asset Quality

Total non-performing assets, which include accruing loans past due 90 days or more and non-accrual loans, decreased to $6.8 million at September 30, 2004 from $8.4 million at

June 30, 2004. Non-performing assets as a percentage of gross loans decreased to 0.30 percent at September 30, 2004 from 0.38 percent at June 30, 2004.

The allowance for loan losses at September 30, 2004 was $24.0 million and represented the amount needed to absorb loan losses inherent in the Company’s loan portfolio. The allowance for loan losses represented 1.05 percent of gross loans and 354 percent of non-performing loans at September 30, 2004. The comparable ratios were 1.14 percent of gross loans and 303 percent of non-performing loans at June 30, 2004.

Post-Merger Integration

The Company’s post-merger integration of PUB’s operations is proceeding substantially as planned. During the third quarter, the Company successfully completed the conversion of PUB’s core loan, deposits and general ledger data processing systems onto Hanmi Bank’s platform. On October 4, 2004, the Bank closed four redundant branches, bringing the total number of branches to 23. At September 30, 2004, the Company had 538 employees, compared to 603 employees at June 30, 2004.

About Hanmi Financial Corporation:

Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 23 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties. Hanmi Bank specializes in commercial, SBA, trade finance and consumer lending, and is a recognized community leader. Hanmi Bank’s mission is to provide varied quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.

Forward-Looking Statements:

Statements contained in this release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Words such as “expect,” “feel,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Hanmi Financial Corp. and Hanmi Bank, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Hanmi Bank and Pacific Union Bank may not be combined successfully, and the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (2) operating costs and business disruptions following the merger, including adverse effects on relationships with employees, may be greater than expected; (3) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; and (4) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by Hanmi Financial Corp. with the Securities and Exchange Commission or FDIC, as the case may be, from time to time. Hanmi Financial Corp. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

INCOME STATEMENT

				For the nine months ended
	For the quarter ended			September 30,
(Dollars in thousands, except per share data)	September 30, 2004	June 30, 2004	September 30, 2003	2004	2003
Interest income	$39,269	$31,692	$19,560	$93,067	$56,138
Interest expense	9,276	7,484	5,111	21,930	15,675

Net interest income before provision for loan losses	29,993	24,208	14,449	71,137	40,463
Provision for loan losses	—	850	1,700	1,750	4,380

Net interest income after provision for loan losses	29,993	23,358	12,749	69,387	36,083
Service charges on deposit accounts	4,197	3,524	2,680	10,388	7,655
Trade finance fees	1,253	1,030	711	3,088	2,129
Remittance fees	456	436	233	1,149	688
Other service charges and fees	240	360	214	787	680
Bank-owned life insurance income	216	183	127	513	383
All other non-interest income	360	435	180	1,124	577
Gain on sales of loans	352	833	307	1,654	1,629
Gain (loss) on sales of investments	115	6	(8)	124	850

Non-interest income	7,189	6,807	4,444	18,827	14,591
Salaries and employee benefits	9,540	7,958	5,259	23,182	15,511
Expenses of premises and fixed assets	2,299	2,132	1,387	5,816	3,855
Data processing expense	1,442	1,064	775	3,326	2,310
Supplies and communications	981	621	335	1,959	1,113
Professional fees	600	613	215	1,483	939
Advertising and promotion	630	878	318	2,053	1,091
Loan referral fees	463	470	218	1,092	653
Amortization of core deposit intangible	686	469	30	1,185	91
Other operating expenses	2,058	1,863	1,138	5,069	3,360
Restructuring expense	325	1,728	—	2,053	—

Non-interest expenses	19,024	17,796	9,675	47,218	28,923

Income before income taxes	18,158	12,369	7,518	40,996	21,751
Income taxes	7,089	4,824	2,573	15,996	7,613

Net Income	$11,069	$7,545	$4,945	$25,000	$14,138

Basic earnings per share	$0.45	$0.36	$0.35	$1.25	$1.01
Diluted earnings per share	$0.44	$0.35	$0.34	$1.23	$0.99
Weighted average shares outstanding - basic	24,485,597	21,078,773	14,095,919	19,938,644	14,014,959
Weighted average shares outstanding - diluted	24,901,907	21,421,856	14,384,551	20,280,147	14,303,419

CONDENSED BALANCE SHEET

	As of	As of	As of	As of
	September 30, 2004	June 30, 2004	December 31, 2003	September 30, 2003
Cash and due from banks	$77,964	$107,528	$62,595	$53,314
FRB and FHLB stock	17,321	17,514	10,355	6,783
Investment securities	440,166	459,686	414,616	446,344
Loans:
Loans, net of unearned income	2,273,867	2,222,918	1,261,748	1,195,730
Allowance for loan and lease losses	23,950	25,408	14,734	(13,488)

Net loans	2,249,917	2,197,510	1,247,014	1,182,242
Due from customers on acceptances	5,420	4,848	3,930	3,301
Bank premises and equipment	19,184	19,514	8,435	8,234
Accrued interest receivable	10,002	9,930	6,686	6,794
Prepaid and deferred income taxes	9,958	13,041	7,207	4,239
Goodwill	209,592	209,046	1,831	1,800
Core deposit intangible	12,163	12,850	212	273
Bank-owned life insurance	21,650	21,434	11,137	11,021
Other assets	16,561	15,857	11,736	10,323

Total Assets	$3,089,898	$3,088,758	$1,785,754	$1,734,668

Noninterest-bearing deposits	$721,959	$763,163	$475,100	$457,196
Interest-bearing deposits	1,682,704	1,582,077	970,735	1,044,682

Total deposits	2,404,663	2,345,240	1,445,835	1,501,878
Accrued interest payable	6,274	6,136	4,403	3,964
Acceptances outstanding	5,420	4,848	3,930	3,301
Borrowed funds	192,133	263,860	182,999	84,458
Junior subordinated debt	82,406	82,406	—	—
Other liabilities	8,883	12,471	9,120	4,858

Total Liabilities	2,699,779	2,714,961	1,646,287	1,598,459

Shareholders’ equity	390,119	373,797	139,467	136,209

Total Liabilities and Shareholders’ Equity	$3,089,898	$3,088,758	$1,785,754	$1,734,668

	For the quarter ended			For the nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Average Balances
Average net loans	$2,244,403	$1,887,652	$1,143,773	$1,800,269	$1,067,284
Average interest-earning assets	2,714,148	2,363,328	1,567,484	2,251,340	1,481,770
Average assets	3,119,083	2,668,337	1,663,538	2,524,788	1,578,555
Average deposits	2,438,223	2,120,450	1,473,048	2,017,851	1,388,007
Average interest-bearing liabilities	1,964,657	1,672,371	1,077,719	1,599,515	1,026,248
Average equity	379,028	302,765	134,595	259,345	130,030
Average tangible equity	157,164	153,057	132,504	133,282	127,893

	For the quarter ended			For the nine months ended
	September 30, 2004	June 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Selected Performance Ratios
Return on average assets	1.42%	1.13%	1.19%	1.32%	1.19%
Return on equity	11.68%	9.97%	14.70%	12.85%	14.50%
Return on tangible equity	28.17%	19.72%	14.93%	25.01%	14.74%
Efficiency ratio	51.16%	57.38%	51.21%	52.49%	52.54%
Net interest margin	4.42%	4.10%	3.69%	4.21%	3.64%

	As of	As of
	September 30, 2004	December 31, 2003
Allowance for Loan Losses
Balance at the beginning of the period	$14,734	$12,269
Allowance for loan losses acquired	10,566	0
Provision for loan losses	1,750	5,680
Charge-offs, net of recoveries	(3,100)	(3,215)

Balance at the end of the period	$23,950	$14,734

Loan loss allowance/Gross loans	1.05%	1.16%
Loan loss allowance/Non-performing loans	353.82%	170.12%

	As of	As of	As of
	September 30, 2004	June 30, 2004	December 31, 2003
Non-performing Assets
Accruing loans - 90 days past due	$283	$325	$557
Non-accrual loans	6,486	8,066	8,104

Total non-performing assets	$6,769	$8,391	$8,661

Total non-performing assets / Total gross loans	0.30%	0.38%	0.68%
Total non-performing assets / Total assets	0.22%	0.27%	0.49%

	As of	As of	As of
	September 30, 2004	June 30, 2004	December 31, 2003
Loan Portfolio
Real estate loans	$968,507	$1,022,649	$499,377
Commercial loans	1,223,408	1,118,339	711,011
Consumer loans	87,147	87,269	54,878

Total gross loans	2,279,062	2,228,257	1,265,266
Unearned loan fees	(5,195)	(5,339)	(3,518)
Allowance for loan losses	(23,950)	(25,408)	(14,734)

Net loans	$2,249,917	$2,197,510	$1,247,014

Loan Mix
Real estate loans	42.50%	45.89%	39.47%
Commercial loans	53.68%	50.19%	56.19%
Consumer loans	3.82%	3.92%	4.34%

Total gross loans	100.00%	100.00%	100.00%

	As of	As of	As of
	September 30, 2004	June 30, 2004	December 31, 2003
Deposit Portfolio
Non-interest bearing	$721,959	$763,163	$475,100
Money market checking	583,611	505,872	206,086
Savings	152,441	150,403	96,869
Time certificates of deposits, $100,000 or more	701,055	648,238	388,944
Other time deposits	245,597	277,564	278,836

Total deposits	$2,404,663	$2,345,240	$1,445,835

Deposit Mix
Non-interest bearing	30.02%	32.54%	32.86%
Money market checking	24.27%	21.57%	14.25%
Savings	6.34%	6.41%	6.70%
Time certificates of deposit, $100,000 or more	29.16%	27.64%	26.90%
Other time deposits	10.21%	11.84%	19.29%

Total deposits	100.00%	100.00%	100.00%

Contact:	Hanmi Financial Corporation

	Michael J. Winiarski, CFO	(213) 351-9260

	Stephanie Yoon, Investor Relations	(213) 351-9227